Exhibit (a)(5)(G)

On December 10, 2010, Crucell N.V. convened an informational extraordinary general meeting of shareholders, the subject of which was a discussion of the Offer.  The following slides were presented at the meeting:

Paul Stoffels, M.D.
Global Head, Research and Development, Pharmaceuticals

FORWARD LOOKING STATEMENTS
 This presentation contains "forward-looking statements". These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from
 Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition;
 economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 3, 2010. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.

Johnson & Johnson
Founded in 1886, Headquartered in New Brunswick, NJ
• Global leader in health care
• 3 business segments
• More than 250
 operating companies
• In 60 countries
• Selling products in more than 175
 countries
• 114,000 employees worldwide
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Pharmaceuticals Segment
• Global leader in pharmaceuticals
 and biotechnology
• Five therapeutic areas:
 – Neuroscience
 – Cardiovascular disease and
 metabolism
 – Immunology
 – Infectious disease and
 vaccines
 – Oncology
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Enhancing Portfolio Through Strategic
Investments and Acquisitions
Immunology
Infectious Diseases

Enhancing Portfolio Through Strategic
Investments and Acquisitions
Vaccines
Vision: Build a Vaccine Business focused initially on critical
Infectious Disease prevention, recognizing the unique
requirements of developed and emerging markets.

Our Plans for Crucell
• Intend to keep Crucell as center for vaccines within
 Johnson & Johnson
• Expect to retain senior management
• Expect to generally maintain current employment levels
• Offer is beneficial to all stakeholders
 – Shareholders
 – Employees
 – Partners
 – Local community
 – Patients and customers worldwide

Our Expectations for Crucell Growth
• Johnson & Johnson offers excellent opportunity for next
 phase of growth and expects to:
 – Invest in the development of Crucell’s products and
 pipeline
 – Provide access to our late stage development capabilities
 – Offer global regulatory expertise
 – Leverage our infrastructure, scale, and extended
 geographic reach to deliver products to patients globally

Community
• Investment in life sciences
 – Expertise and jobs
 – Capacity
• Focus on our people
• Good corporate neighbour

• Began in 1994 in Mechelen, Belgium
• Acquired by Johnson & Johnson in
 2002
• Two next-generation anti-retrovirals
 launched, and third in registration
• Grown to become one of the leading
 companies in HIV/AIDS
• With continued investment poised to
 become leader in Hepatitis C
My Experience with Tibotec
Tiko Kerr
Vancouver artist with HIV

In Summary
• Global leader in healthcare
• Worldwide presence
• Track record of successfully transitioning
 acquisitions into Johnson & Johnson
 family of companies
• New platform for growth
• Center for vaccines in Leiden
• Common vision for health

ADDITIONAL INFORMATION
 On December 8, 2010, JJC Acquisition Company B.V. (the “Offeror”), a wholly owned subsidiary of
 Johnson & Johnson, commenced a cash tender offer (the “Offer”) to acquire all of the issued and outstanding ordinary shares (“Ordinary Shares”) in the capital of Crucell N.V. (“Crucell”), including all
 Ordinary Shares represented by American depositary shares (each, an “ADS”), on the terms and subject to the conditions and restrictions contained in the Offer Document dated December 8, 2010
 (the “Offer Document”). Shareholders who accept the Offer and tender Ordinary Shares will be paid, on the terms and subject to the conditions and restrictions contained in the Offer Document, an amount equal to €24.75, net to the Shareholders in cash, without interest and less any applicable withholding taxes (the “Offer Price”) in consideration of each Ordinary Share, subject to the Offeror declaring the Offer unconditional. Shareholders who accept the Offer and tender ADSs will be paid, on the terms and subject to the conditions and restrictions contained in the Offer Document, an amount equal to the U.S. dollar equivalent of the Offer Price, calculated by using the spot market exchange rate for the U.S. dollar against the Euro on the date on which funds are received by
 Computershare Trust Company, N.A. to pay for ADSs upon completion of the Offer, in consideration of each ADS, subject to the Offeror declaring the Offer unconditional. The offer and withdrawal rights will expire at 17:45 hours Dutch time (11:45 a.m. New York time), on February 16, 2011, unless extended in the manner set forth in the Offer Document. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Crucell, nor shall there be any sale or purchase of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made pursuant to the tender offer statement on Schedule TO (including the Offer Document, a related ADS letter of transmittal and tender and proxy form, and other relevant materials) filed by the Offeror with the U.S. Securities and Exchange Commission (“SEC”) on December 8, 2010.
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ADDITIONAL INFORMATION
 SHAREHOLDERS OF CRUCELL ARE URGED TO READ THESE AND
 OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR
 ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT
 THE OFFER.
 Copies of Johnson & Johnson’s filings with the SEC may be obtained at the
 SEC’s web site (www.sec.gov) or by directing a request to Johnson & Johnson at Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ
 08933, U.S.A. (Attention: Corporate Secretary’s Office). The Offer Document is
 available free of charge on the website of Crucell at www.crucell.com. Hard copies of the Offer Document will also be available at the offices of Crucell at
 Archimedesweg 4-6, 2333 CN Leiden, the Netherlands; at the offices of the
 Dutch Settlement Agent, ING Bank N.V., Bijlmerdreef 888 1102 MG
 Amsterdam, the Netherlands (Attention: Sjoukje Hollander/Remko Los),
 telephone: + 31 20 563 6546 / + 31 20 563 6619, email: iss.pas@ing.nl); and at the offices of the U.S. Settlement Agent, Computershare Trust Company, N.A.,
 250 Royall Street, Canton, MA 02021.
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